Prospectus Supplement #1 (to Prospectus dated May 7, 2004)	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-114382

BROADCOM CORPORATION

1,450,358 shares of Class A common stock

     This prospectus supplement relates to the resale of shares of our Class A common stock, which we issued in connection with our acquisition of Sand Video, Inc., by certain existing shareholders of Broadcom. You should read this prospectus supplement in conjunction with our prospectus dated May 7, 2004, which is to be delivered with this prospectus supplement.

     Investing in our Class A common stock involves a high degree of risk. See the sections entitled “Risk Factors” in the documents we file with the Securities and Exchange Commission that are incorporated by reference in the prospectus for certain risks and uncertainties you should consider.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 12, 2004.

     The information in the table appearing under the heading “Selling Shareholders” in the prospectus is amended and superseded in part by the information appearing in the table below:

			Number of Shares
	Shares of Class A common stock		of Class A common
	Beneficially Owned Prior		stock
Shareholder	to Offering (1)		Being Offered
	Number	Percentage
CommonAngels Fund I, LLC(2)	9,641	*	9,641
John Beard	422	*	422
Grindle Hill Partners II	422	*	422
Peter Cowie	844	*	844
Paul Egerman	675	*	675
Levey-Fishman Family Trust	844	*	844
Ingrates Restated Profit Sharing Plan	844	*	844
Tuan Ha-Ngoc	844	*	844
Alain Hanover	844	*	844
Chad Jackson	168	*	168
Larry Katz	844	*	844
John Keane	844	*	844
Steve Levisohn	422	*	422
Steve Levy	844	*	844
Tim Litle	844	*	844
William Midon	3,378	*	3,378
Ken and Laura Morse	844	*	844
Al Noyes	506	*	506
David Orfao	844	*	844
Cornelius Peterson	844	*	844
M.N. Romeri Trust No. 1	1,689	*	1,689
Jamey Rosenfield	844	*	844
Beatrice Roy (as executor of estate of Joc Roy)	675	*	675
Gabriel Schmergel	844	*	844
Frank Selldorff	1,689	*	1,689
Stata Venture Partners LLC	1,689	*	1,689
Ira Stepanian	844	*	844
Jim Tenner	844	*	844

Total	34,880		34,880

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the shares of Class A common stock. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Class A common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

(2)	As of May 11, 2004, the CommonAngels Fund I, LLC has distributed an aggregate of 25,239 of the 34,880 shares of Broadcom Class A common stock that it acquired in connection with Broadcom’s acquisition of Sand Video to the selling shareholders listed in the above table.